EX-99.27d(4)

                                       JACKSON NATIONAL LIFE
                                           INSURANCE COMPANY   [GRAPHIC OMITTED]
                                                 OF NEW YORK
                                             A STOCK COMPANY
[2900 Westchester Avenue
Purchase, New York 105771]
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                       OTHER INSURED TERM INSURANCE RIDER

THIS RIDER IS MADE A PART OF THE POLICY TO WHICH IT IS ATTACHED. THE TERMS OF YOUR POLICY ALSO APPLY TO THIS RIDER EXCEPT AS THEY ARE CHANGED BY THE TERMS OF THIS RIDER. NO SEPARATE POLICY VALUES ARE GENERATED UNDER THIS RIDER, BUT THE ADDITION OF THIS RIDER TO THE POLICY WILL AFFECT THE VALUES OF THE POLICY.

The Rider Insured, Rider Benefit, and the Expiry Date of this Rider are indicated in the Policy Data Pages.

BENEFIT. Upon receipt of Due Proof of Death of the Rider Insured while this Rider is in force and prior to the Expiry Date of this Rider, we will pay to the Beneficiary an amount equal to the Rider Benefit.

RIDER BENEFICIARY. The Rider Beneficiary is the person or persons named in the Policy application or changed by signing a written request. The Rider Beneficiary will receive the Rider Benefit when the Rider Insured dies. If more than one person is named as Rider Beneficiary, the interests of each will be equal unless otherwise specified by You. The share of any Rider Beneficiary who does not survive the Rider Insured will pass equally to any surviving Beneficiaries, unless otherwise specified. If no named Rider Beneficiary survives the Rider Insured, the Rider Benefit will be paid to the Owner's estate. All other terms and conditions of the Policy's Beneficiary provision apply to this Rider.

RIDER CHARGE. The charge for this Rider will be deducted monthly as part of the Policy's Monthly Deduction, as described in the Policy. The monthly charge for this Rider is equal to the Rider Benefit multiplied by the monthly cost of insurance rate per $1000, divided by 1000. The monthly cost of insurance rates for this Rider will not exceed the maximum cost of insurance rates shown in the attached Table of Monthly Guaranteed Cost of Insurance Rates Per $1000 of Rider Benefit. Any change in the cost of insurance rates will be on a uniform basis by class and based upon changes in future expectations of investment earnings, mortality, persistency and expenses. No change in the cost of insurance rates will occur because of deterioration of the Rider Insured's health or change in occupation. A review of pricing assumptions will not be undertaken more than once every year.

In addition, this Rider has a monthly administrative charge in the first year following the Issue Date of the Rider of $.07 per $1,000 of Rider Benefit per month.

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CONVERSION. You may convert this Rider to any individual permanent policy we make available for this purpose at any time prior to the Policy Anniversary coinciding with or next following the Rider Insured's 65th birthday. Evidence of insurability is not required. The risk classification for the new policy will be based on the risk classification factors of the Insured at the time this Rider is issued, as applied to the underwriting rules then in effect at the time of conversion for the amount of insurance being applied for. In no event will a change in the health of the Insured or other risk factors affect the risk classification at the time of conversion, nor will the Insured be treated in an unfairly discriminatory manner from any other insureds in the same risk classification. If the request is for benefits greater than those contained in this Rider, the Company may require evidence of insurability. Conversion will require a written request from the Owner and payment of any required premium. At least one plan of insurance, equal to the amount of insurance provided by this Rider, will always be available for conversion.

The policy date of the new policy will be the date of conversion. The premium for the new policy will be based on the premium rate for the age and risk classification of the Rider Insured in accordance with current premium rates and policy forms in use on the date of conversion. The amount of insurance cannot be less than that which is issued by the Company on the plan desired. The contestability and suicide period of the new Policy will be measured from the Issue Date of this Rider. However, if the amount of insurance on the new policy is greater than that which was issued on this Rider, the contestability and suicide period for the amount of the increase will be measured from the new policy's issue date.

TERMINATION. This Rider will terminate upon the earliest to occur of the following events:
1. The Policy terminates for any reason;
2. Death of the Rider Insured;
3. The effective date of a new policy to which this Rider has been converted;
4. Receipt of a request from the Owner to terminate this Rider;
5. The Expiry Date of the Rider as shown in the Policy Data Pages of the Policy.

ISSUE DATE. The Issue Date for this Rider is the same as the Issue Date of the Policy, unless otherwise specified.

                                SIGNED FOR THE JACKSON NATIONAL LIFE
                                INSURANCE COMPANY OF NEW YORK

                                /s/ Clark P. Manning

                                PRESIDENT AND CHIEF EXECUTIVE OFFICER

9443NY                                 2

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
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               TABLE OF MONTHLY GUARANTEED COST OF INSURANCE RATE

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                           PER $1000 OF RIDER BENEFIT

Rider Insured:

          ATTAINED                      RATES PER                     ATTAINED                    RATES PER
             AGE                          $1000                         AGE                         $1000
------------------------------ ----------------------------- --------------------------- -----------------------------
------------------------------ ----------------------------- --------------------------- -----------------------------



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